UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2018

CARBONITE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35264	33-1111329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Two Avenue de Lafayette, Boston, Massachusetts 02111
(Address of principal executive offices, including ZIP code)
(617) 587-1100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(b) and (c)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 17, 2018, Carbonite, Inc. (the “Company”) promoted Mr. Robert Beeler to the position of Senior Vice President of Products and Engineering, effective on October 21, 2018. Mr. Beeler, age 53, has served as the Company’s Vice President of Engineering since the Company’s acquisition of Double-Take Software, Inc. (“Double-Take”) on January 31, 2017. Prior to such time, Mr. Beeler served as Double-Take’s Co-Founder and CTO. There are no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K or transactions with related persons required to be disclosed pursuant to Item 404(a) of Regulation S-K involving Mr. Beeler.

On October 17, 2018, the Company entered into an offer letter agreement with Mr. Beeler that provides for an annual base salary of $300,000 and a restricted stock unit grant valued at $400,000, subject to vesting conditions. Mr. Beeler will be eligible to participate in the Company’s executive incentive bonus plan and in other benefit programs that the Company establishes and makes available to its employees from time to time, to the same extent available to similarly situated executives of the Company. In addition, Mr. Beeler has a severance arrangement similar to similarly situated executives of the Company.

The foregoing summary of Mr. Beeler’s offer letter agreement is summary in nature and is qualified in its entirety by reference to the offer letter agreement, a copy of which will be filed as an exhibit to the Company’s next Form 10-Q filing.

On October 16, 2018, Mr. Deepak Mohan tendered his resignation as Senior Vice President of Products and Engineering of the Company, effective October 31, 2018, due to family circumstances.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized on October 18, 2018.

CARBONITE, INC.

By:	/s/ Danielle Sheer
Name:	Danielle Sheer
Title:	General Counsel